Exhibit (4)(f)

                 SECOND AMENDMENT TO STOCK SUBSCRIPTION WARRANT


     THIS SECOND AMENDMENT TO STOCK SUBSCRIPTION WARRANT (this "Second Amendment") dated as of June 15, 2000 by and between Startech Environmental Corporation (the "Company") and the Connecticut Development Authority (the "Authority").

                                   WITNESSETH:

     WHEREAS, the Company issued to the Authority that certain Stock Subscription Warrant dated December 29, 1998 to purchase shares of the Company's Common Stock (the "Original Warrant") which Original Warrant was issued pursuant to that certain Loan Agreement dated December 29, 1998 by and between the Company and the Authority;

     WHEREAS, the Company and the Authority entered into an Amendment to Stock Subscription Warrant dated as of March 31, 1999 (the "First Amendment") to amend certain terms of the Original Warrant (The Original Warrant, as amended by the First Amendment, is hereinafter referred to as the "Warrant");

     WHEREAS, the Company and the Authority wish to amend the Warrant to extend the expiration date thereof and to modify certain other provisions thereof;

     NOW THEREFORE, each of the parties hereto, in consideration of the mutual covenants set forth herein, agrees as follows:

     1. (a) The definition of "Term of this Warrant" set forth in Section 1 of the Warrant is modified to read as follows:

          "Term of this Warrant - shall mean the period beginning on the date of initial issuance hereof and ending on December 31, 2001."

     (b) The following definition is hereby added to Section 1 of the Warrant:

          "Realized Loss - means as of any date the amount, if any, by which (i) the aggregate amount that the Holder would have received if the sale price of all Warrant Shares publicly sold by the Holder through and including such date had been the Warrant Price, exceeds (ii) the sum of (A) the aggregate amount that the Holder actually received from the public sale of Warrant Shares through and including such date and (B) the amounts, if any, previously paid by the Company to the Holder pursuant to Section 2.5 of the Warrant (and not previously repaid to the Company by the Holder thereunder)."

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     2.  Subsection  2.1 of the  Warrant  is  deleted  in its  entirety  and the following shall be inserted in lieu thereof:

                  2.1 Right to Exercise. During the Term of this Warrant, the Holder may exercise this Warrant in whole at any time, or in part from time to time, for up to an aggregate of 433,268 Shares of Common Stock (subject to adjustment as provided in Section 9.1 of the Warrant). Any such partial exercise shall be for a minimum of 1,000 Shares of Common Stock.

     3. Subsection 2.2 of the Warrant is deleted in its entirety and the following shall be inserted in lieu thereof:

                  2.2 Procedure for Exercise of Warrant. To exercise this Warrant, the Holder shall deliver to the Company at its principal office referred to in Section 11 hereof at any time during the Term of this Warrant: (i) the Notice of Exercise in the form attached hereto,
         (ii) cash, certified or official bank check payable to the order of the Company, wire transfer of funds to the Company's account, or evidence of any indebtedness of the Company to the Holder ( or any combination of any of the foregoing) in the amount of the Warrant Price for each share then being purchased, and (iii) this Warrant.

                  In the event of any exercise of the rights represented by this Warrant, a certificate or certificates for the shares of Common Stock so purchased, registered in the name of the Holder or such other name or names as may be designated by the Holder, shall be delivered to the Holder hereof within a reasonable time, not exceeding fifteen (15) days, after the rights represented by this Warrant shall have been so exercised; and, unless this Warrant has expired, a new Warrant representing the number of shares (except a remaining fractional share), if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder hereof within such time. The person in whose name any certificate for shares of Common Stock is issued upon exercise of the Warrant shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price and any applicable taxes was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

     4. Section 2 of the Warrant shall be amended by adding the following as new subsections 2.4 and 2.5:

                  2.4 Sale of Warrant Shares. The Holder agrees that the Holder will not sell, during any five business day period, a number of Warrant Shares representing greater than 7% of the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the date of sale by the Holder (or such greater percentage as

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         the parties may agree upon).  The foregoing  provision  will  terminate upon the earlier of (i) July 1, 2002 and (ii) the date that any director or officer named in the Company's Registration Statement on Form S-1, Registration No. 333-35786, sells, during any five business day period, shares of Common Stock representing greater than 7% of the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the date of such sale (or such greater percentage as the parties had previously agreed upon with respect to the most recent sale by the Holder). While the resale limitation under this subsection 2.4 remains in effect, the Company shall provide to the Holder, promptly upon receipt by the Company, a copy of each statement on Form 4 or Form 5 of changes in the beneficial ownership of the Common Stock filed by any such officer or director pursuant to Section 16 of the Exchange Act.

                  2.5 Investment Protection. If, at any time prior to and including July 1, 2002, the Holder publicly sells any Warrant Shares at a price per share less than the Warrant Price, the Company shall promptly pay to the Holder an amount equal to the Holder's Realized Loss. The Company may pay such amount to the Holder in cash, certified or official bank check payable to the order of the Holder or, in the discretion of the Company, in shares of Common Stock valued at the Current Market Price at the time of payment or in any combination of cash and such shares. If the Company has paid an amount to the Holder on account of a Realized Loss and the Holder later (but not later than July 1, 2002) publicly sells additional Warrant Shares at a price per share greater than the Warrant Price, the Holder shall promptly repay to the Company an amount equal to the lesser of (i) the amount by which the aggregate amount received by the Holder from such sale exceeds the amount the Holder would have received had the sales price for such Warrant Shares been the Warrant Price, and (ii) the total Realized Loss previously paid by the Company to the Holder (and not previously repaid by operation of this sentence). The Holder may repay such amount to the Company in cash or by check payable to the order of the Company or, in the discretion of the Holder, in shares of Common Stock valued at the Current Market Price at the time of repayment or in any combination of cash and such shares.

     5. Except as provided in this Second Amendment, the terms and conditions of the Warrant are hereby ratified and confirmed, and the date of initial issuance thereof shall be deemed to remain as December 29, 1998.

     6. This Second Amendment may be executed in counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement, and it shall not be necessary when making proof of this Second Amendment or any counterpart thereof to account for any other counterpart.

     7. This Second Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut.

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     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed on their behalf as of the day and year first written above.

                                STARTECH ENVIRONMENTAL CORPORATON


                                By:
                                    --------------------------------------------
                                    Joseph F. Longo
                                    Title:  President and Chief
                                            Executive Officer



                                CONNECTICUT DEVELOPMENT AUTHORITY


                                By:
                                    --------------------------------------------
                                    Francis T. Gagliardo
                                    Title:   Senior Vice President


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